UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 14, 2011

Bottomline Technologies (de), Inc.
(Exact Name of Registrant as Specified in Charter)

Delaware	000-25259	02-0433294
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

325 Corporate Drive, Portsmouth, New Hampshire		03801
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s telephone number, including area code: (603) 436-0700

Not Applicable.
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01.  Other Events

Effective February 14, 2011, Bottomline Technologies (de), Inc. (“Bottomline” or the “Company”) through its wholly owned subsidiary Bottomline Technologies Limited (“BTL”), acquired Direct Debit Limited (“DDL”) for a cash payment of £5,000,000 (approximately $8.0 million based on current exchange rates) and 133,915 shares of Bottomline common stock valued at approximately $2.9 million as of the acquisition date.  DDL is a London-based provider of payments automation software for direct debits and receivables management for corporations, banks, financial institutions and government organizations.

In addition, effective February 15, 2011, the Company, through its wholly owned subsidiary Bottomline Technologies (Aust) Pty. Ltd., acquired substantially all of the assets, and assumed certain liabilities, of Business Information Technology Group (“BITG”) for an initial cash payment of AU$0.9 million (approximately $0.9 million based on current exchange rates) and a contingent payment of up to AU$0.9 million to the extent that certain agreed upon goals with respect to revenue and operating profit are achieved during the year following the acquisition. BITG is a Bottomline software distributor and channel partner focused on the corporate market with locations in both Australia and New Zealand.

The Company issued a press release on February 22, 2011 announcing the acquisitions.

Item 5.02.  Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On February 18, 2011, BTL and Nigel Savory, the Company’s Managing Director – Europe, entered into an amendment (the “Amendment”) to Mr. Savory’s Service Agreement dated November 22, 1999. The Amendment provides that Mr. Savory’s stock options and restricted stock will vest in full if (i) his employment is terminated by BTL without cause prior to a change in control of the Company or (ii) if his employment is terminated by BTL or he resigns from BTL for good reason within 12 months following a change of control of the Company. In either case, Mr. Savory will have two years from the date of termination of his employment (or the remaining term of the options, whichever is less) to exercise his options. In addition, the Amendment requires that Mr. Savory give BTL twelve months advance notice if he elects to terminate employment with the Company.   It provides that if BTL terminates Mr. Savory’s employment, other than for cause or disability, it must provide him six months notice (or payment in lieu of notice), and that Mr. Savory will be entitled to a payment of an additional six months’ salary plus prorated bonus provided that he enters into a compromise agreement with BTL settling all claims against BTL, the Company and their respective affiliates. The foregoing is only a summary of the Amendment, and is qualified in its entirety by the full text of the Amendment, a copy of which the Company expects to file as an exhibit to its Quarterly Report on Form 10-Q for the quarter ending March 31, 2011.

Item 2.05.  Costs Associated with Exit or Disposal Activities

On February 15, 2011, Bottomline announced a plan designed to realign its workforce, including the workforce of DDL. The Company expects to complete this initiative during the quarter ending March 31, 2011, and currently estimates that it will record pre-tax restructuring charges arising from severance related benefits of $0.7 million, inclusive of stock compensation expense of $0.1 million, during the quarter ending March 31, 2011.

Cautionary Language

Certain statements in this Current Report on Form 8-K, including but not limited to statements regarding the timing of our workforce realignment and the pre-tax restructuring charges arising from the realignment are “forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Actual results may differ materially from those indicated by such forward-looking statements as a result of various important factors. Among the important factors that could cause actual results to differ materially from those indicated by such forward-looking statements are any legal claims that may be asserted by affected persons, difficulties encountered in transitioning the duties of departing personnel to others,  and general factors relating to our business, including those risk factors discussed in the Company's Form 10-K for year ended June 30, 2010 and any subsequently filed Form 10-Q’s, Form 8-K’s or amendments thereto. Any forward-looking statements represent our views only as of today and should not be relied upon as representing our views as of any subsequent date. We do not assume any obligation to update any forward-looking statements.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BOTTOMLINE TECHNOLOGIES (de), INC.

February 22, 2011	By:	/s/ Eric K. Morgan
Eric K. Morgan
Vice President, Global Controller